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                                                                     EXHIBIT 4.3

                ROUGE STEEL COMPANY OUTSIDE DIRECTOR EQUITY PLAN
              (AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 25, 2003)

         WHEREAS, Rouge Steel Company, a Delaware corporation, adopted the Rouge Steel Company Outside Director Equity Plan (the "Plan") for the purpose of promoting the long-term growth and profitability of Rouge Steel Company by attracting and retaining non-employee directors of outstanding ability; and

         WHEREAS, pursuant to a reorganization in which Rouge Steel Company became the wholly owned subsidiary of Rouge Industries, Inc., Rouge Industries, Inc. assumed sponsorship of the Plan; and

         WHEREAS, the Plan has been amended and restated from time to time, was most recently amended and restated effective December 11, 2002; and

         WHEREAS, Rouge Industries, Inc., through its Compensation Committee and Board of Directors, desires to amend and restate the Plan, to reflect certain changes in the Plan's award provisions.

         NOW, THEREFORE, in consideration of the premises, the Plan is hereby amended and restated, effective February 25, 2003, in its entirety as follows:

         SECTION 1. PURPOSE.

         The purpose of this Outside Director Equity Plan is to promote the long-term growth and profitability of the Company by attracting and retaining non-employee directors of outstanding ability. Accordingly, eligible outside directors shall be granted Stock Awards under the Plan as provided herein and shall have the opportunity to elect to receive payment on all or a portion of their retainer fees in the form of common stock of the Company. Ownership of the Company's stock assists in the attraction and retention of qualified non-employee directors and provides them with additional incentive to devote their best efforts to pursue and sustain the Company's financial success through the achievement of corporate goals.

         SECTION 2. DEFINITIONS.

         A. "Beneficiary" shall mean (1) a transferee of an Eligible Director's right, interests, and/or Stock Award under the Plan, subject to Section 10.A of the Plan, or (2) the person, persons, trust or trusts designated by an Eligible Director, or if no designation has been made, the person, persons, trust or trusts entitled by will, any trust agreement or the laws of descent and distribution, to receive the benefits specified under this Plan in the event of an Eligible Director's death, and, if necessary, for purposes of any Stock Award or Equity Fee Election, the term shall include the Eligible Director's executor, administrator or personal representative.

         B. "Board" shall mean the Board of Directors of the Company.

         C. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         D. "Common Stock" shall mean shares of $0.01 par value Class A common stock of the Company, subject to adjustment pursuant to Section 8.

         E. "Company" shall mean Rouge Industries, Inc., a Delaware corporation.

         F. "Compensation Committee" shall mean the Compensation Committee of the Board.


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         G. "Director Purchase Price" shall mean 100% of the Fair Market Value of one share of Common Stock as of the Retainer Payment Date.

         H. "Eligible Director" shall mean a member of the Board of Directors of the Company who is not an employee of the Company, Rouge Steel Company, or an affiliate of the Company (an "Outside Director"), except that an Eligible Director who is an employee of an entity that is an affiliate of the Company or Rouge Steel Company other than by virtue of Company or Rouge Steel Company control of such entity shall participate herein if such director is otherwise an Outside Director and participates in no equity-based plan (other than the Plan) of the Company or any subsidiary thereof.

         I. "Equity Fee Election" shall mean an irrevocable election, prior to each Retainer Payment Date, to receive all or a portion of the Retainer in the form of Common Stock.

         J. "Equity Stock Grant" shall mean an award of Common Stock.

         K. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         L. "Fair Market Value" shall mean the closing price of the Common Stock on the New York Stock Exchange as reported on the Composite Tape, or if it is not listed on the New York Stock Exchange, the closing price on the exchange on which the Common Stock is then listed, or if not listed on any exchange, the closing price reported on the NASDAQ National market System over-the-counter market; if, however, there is no trading of the Common Stock on the date in question, then the closing price of the Common Stock, as so reported, on the last preceding date on which there was trading shall instead be used to determine Fair Market Value. If Fair Market Value for any date in question cannot be determined as hereinabove provided, Fair Market Value shall be determined by the Plan Administrator by whatever method or means the Plan Administrator, in the good faith exercise of its authority, at that time shall deem appropriate.

         M. "Legal Representative" shall mean the guardian or legal representative of the Eligible Director who, upon the disability or incapacity of an Eligible Director, shall have acquired on behalf of the Eligible Director, by legal proceeding or otherwise, the right to exercise the Eligible Director's rights and receive his or her benefits under the Plan.

         N. "Option" shall mean the right, granted pursuant to this Plan, of a holder to purchase shares of Common Stock at an Exercise Price and upon terms specified by the Plan.

         O. "Plan" shall mean the Rouge Steel Company Outside Director Equity Plan.

         P. "Plan Administrator" shall mean the Compensation Committee so long as it is composed solely of 2 or more Non-Employee Directors, as defined in Rule 16b-3, and if not so composed, it shall mean the Board.

         Q. "Retainer" shall mean the amount of money paid, in quarterly installments, by the Company to an Eligible Director as an annual retainer for services to be rendered as a member of the Board during any fiscal year of the Company, including retainers, meeting attendance fees and fees otherwise payable for acting on or as a member of the Board or any committee thereof, but not including reimbursements of expenses.

         R. "Retainer Payment Date" shall mean the last day of the month immediately following each calendar quarter (i.e., April 30, July 31, October 31 and January 31).

         S. "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission (or any successor regulation) as in effect with respect to the Company at a given time.

         T. "Stock Award" shall mean an Equity Stock Grant or an Option.

         SECTION 3. STOCK SUBJECT TO THE PLAN.

         Shares of Common Stock granted under the Plan must be authorized and issued shares of Common Stock. Subject to adjustment as provided in Section 8, at any given time, the maximum number of shares of Common Stock

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which may be issued pursuant to Stock Awards granted hereunder shall be 500,000 shares; provided, that shares of Common Stock as to which Options granted have expired, terminated, or been canceled for any reason other than exercise of such Options shall be available under this Plan.

         SECTION 4. ADMINISTRATION.

         The Plan is intended to allow the Eligible Directors receiving Stock Awards pursuant to the terms of the Plan to be "Non-Employee Directors" as defined in Rule 16b-3. The Plan shall be administered by the Plan Administrator. In addition to any implied powers and duties that may be needed to carry out the provisions of the Plan, the Plan Administrator shall have all the powers vested in it by the terms of the Plan, including authority to prescribe the forms of agreements hereunder. The Plan Administrator shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to make any other determinations which it believes necessary or advisable for administration of the Plan, and to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Equity Stock Grant or Option grant in the manner and to the extent the Plan Administrator deems desirable to carry it into effect.

         All Plan Administrator determinations shall, unless otherwise determined by the Board, be final, conclusive and binding on the Company, any Eligible Director, Beneficiary, Legal Representative, and any other interested parties. The Plan Administrator may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Plan Administrator.

         SECTION 5. ELIGIBILITY.

         All Eligible Directors shall, pursuant to the terms of the Plan, receive Stock Awards and have the right to make Equity Fee Elections as set forth herein.

         SECTION 6. STOCK AWARDS.

         Prior to December 11, 2002, Stock Awards shall be governed by the terms of the Plan as then in effect. On and after December 11, 2002, Stock Awards shall be governed by the following terms:

         A. Equity Stock Grants.

                  1. Equity Stock Grant. As of each Retainer Payment Date, commencing on and after April 30, 1999, and prior to December 11, 2002, each Eligible Director shall automatically receive an Equity Stock Grant of the number of shares (rounded down to the next whole share) of Common Stock equivalent to the quotient of (a) the quarterly portion of the Retainer paid such Eligible Director for such Retainer Payment Date divided by (b) the Director Purchase Price; in the event the quarterly portion of the Retainer is zero, no such Equity Stock Grant will be made. On and after December 11, 2002, such Equity Stock Grant shall cease until recommenced by subsequent plan amendment. The Common Stock awarded as an Equity Stock Grant pursuant to this
Section 6 shall be in addition to any Common Stock granted pursuant to an election made pursuant to Section 7.

                  2. Discretionary Equity Stock Grant. The Chief Executive Officer of the Company may, in his sole discretion, grant in writing to any Eligible Director who displays extraordinary performance for a particular period a discretionary grant of shares of Common Stock (a "Discretionary Equity Stock Grant"). The time of and amount of Common Stock composing such a grant and the level of performance required for any such Discretionary Equity Stock Grant shall be determined in the sole discretion of the Chief Executive Officer; provided, however, that the Chief Executive Officer may not grant more than 2,000 shares to an Eligible Director pursuant to this Section 6.A.2 during any calendar year without prior approval from the Compensation Committee. Notwithstanding anything to the contrary herein, shares of Common Stock granted pursuant to a Discretionary Equity Stock Grant without prior Compensation Committee approval must be held by the grantee for a period of 6 months following the date of acquisition pursuant to Rule 16b-3(d)(3) of the Exchange Act.

         B. Stock Options.

                  1. Type of Option. No Option shall be intended to qualify under Section 422 of the Code.



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                  2. Awards of Options. (i) As of the date of the Company's
annual meeting of the stockholders (the "Annual Meeting"), each Eligible Director shall automatically receive an Option to purchase 1,000 shares of Common Stock, (ii) on and after April 1, 2001, and prior to December 11, 2002, as of each Retainer Payment Date during such period, each Eligible Director shall receive, only in the event no quarterly portion of a Retainer is paid or the quarterly portion of such Retainer is zero, an Option to purchase a number of shares of Common Stock equivalent to the quotient of (a) $7,500 divided by
(b) the Director Purchase Price, and (iii) on and after December 11, 2002, an Option to purchase a number of shares of Common Stock (rounded down to the next whole share) equivalent to the quotient of (a) the quarterly portion of the Retainer paid such Eligible Director for such Retainer Payment Date divided by
(b) the Director Purchase Price; in the event the quarterly portion of the Retainer is zero, no such Option will be granted; provided, further, however, with respect to (i) above, that each Eligible Director receiving Options with respect to an Annual Meeting continues to serve as a director of the Company after such Annual Meeting.

         C. Exercise of Options.

                  1. Exercisability. Except as set forth in this Section 6, 25% of the total number of options for shares of Common Stock subject to an Option granted to an Eligible Director shall first become exercisable on the date the Option is granted and 25% on each succeeding December 31. The right to purchase shares of Common Stock with respect to shares which have become exercisable shall be cumulative during the term of the Option. An Option may be exercised by an Eligible Director during the period that the Eligible Director remains a member of the Board and for a period of 5 years following retirement; provided, that only those Options exercisable at the date of the Eligible Director's retirement may be exercised during the period following retirement unless the Plan Administrator determines all Options may be so exercised; and, provided, further, that in no event shall the Option be exercisable more than 10 years after the date of grant. In the event of the death of an Eligible Director, the Option shall be exercisable only within the 12 months next succeeding the date of death, and then only by the Eligible Director's Beneficiary if and to the extent that the Eligible Director was entitled to exercise the Option at the date of the Eligible Director's death unless the Plan Administrator determines all Options may be so exercised; provided, that in no event shall the Option be exercisable more than 10 years after the date of grant.

                  2. Exercise Price. The Exercise Price shall be 100% of the Fair Market Value of the Common Stock subject to an Option on the date the Option is granted; provided, however, that the per share purchase price of Common Stock subject to Options granted on the IPO Pricing Date shall be the IPO Price.

                  3. Manner of Exercise. The specified number of shares with respect to which an Option is exercised will, subject to applicable tax withholding, if any, be issued following receipt by the Company of (a) written notice of such exercise from the Option holder (in such form as the Plan Administrator shall have specified) of an Option delivered to the Corporate Secretary or the Vice President and Treasurer of the Company, and (b) payment to the Company, as provided herein, of the Exercise Price.

                  4. Payment for Shares. The Exercise Price for the number of shares of Common Stock with respect to which an Option is exercised shall be paid in full when the Option is exercised. The Exercise Price may be paid, in whole or in part, (a) in cash; (b) in whole shares of Common Stock, valued at their then Fair Market Value; (c) pursuant to an election prior to or coincidental with such exercise to satisfy the Exercise Price through the withholding of shares issuable upon exercise of the Option and valued at their then Fair Market Value; or (d) by a combination of such methods of payment. The Company may enter into any arrangement permitted under applicable laws (but only to the extent permitted under Rule 16b-3) to facilitate the "cashless" exercise of any Option.

         SECTION 7. ELECTION TO RECEIVE RETAINER IN THE FORM OF COMMON STOCK.

         A. With respect to Retainer payments, an Eligible Director shall have the right to make an Equity Fee Election. Such Equity Fee Election must set forth a percentage, up to 100%, of such Retainer which would otherwise be paid in cash that shall instead be paid in the form of Common Stock. In the event the Retainer of an Eligible Director is increased subsequent to the Equity Fee Election, such election shall apply to the amount of such increase.



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         B. On the Retainer Payment Date, the Director will receive the number of shares of Common Stock equal to (1) the portion of the Retainer specified in the Equity Fee Election divided by (2) the Director Purchase Price.

         SECTION 8. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

                  In the event of any change in the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, spin-away, liquidation or other similar change in capitalization, or any distribution to common stockholders other than cash dividends, the number or kind of shares that may be issued under the Plan pursuant to Section 3 shall be automatically adjusted, and the Plan Administrator shall be authorized to make such other equitable adjustment of any Stock Award or shares issuable pursuant thereto, so that the proportionate interest of the Eligible Director shall be maintained as before the occurrence of such event. Any such adjustment shall be conclusive and binding for all purposes of the Plan.

         SECTION 9. AMENDMENT AND TERMINATION.

         The Board or the Plan Administrator may at any time terminate, suspend, modify or amend the Plan in such respects as it shall deem advisable; provided, that the Board or Plan Administrator may not make any amendment to the Plan that would, if such amendment were not approved by the shareholders, cause the Plan to fail to comply with Section 16 of the Exchange Act (or Rule 16b-3 thereunder) or any other requirement of applicable law or regulation, unless and until the approval of the shareholders is obtained. Notwithstanding the foregoing, the provisions of the Plan with respect to eligibility for participation or the timing or amounts of grants of Stock Awards shall not be amended more than once every 6 months (other than to comport with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder). The termination or any modification or amendment of the Plan shall not, without the consent of the Eligible Directors, adversely affect their rights under Stock Awards previously granted, unless required by applicable law.

         SECTION 10. MISCELLANEOUS PROVISIONS.

         A. (1) an Eligible Director's Options may be transferred in whole or in part, either directly or by operation of law or otherwise only to immediate family members of the Eligible Director sharing the same household, a trust established for the benefit of the Eligible Director or immediate family members of the Eligible Director sharing the same household, or a partnership in which the Eligible Director and immediate family members sharing the same household are the only partners, and in any event only to the extent any such transfer effects only a change in the form of beneficial ownership without changing an Eligible Director's pecuniary interest in such Options under the Plan and is not the exercise (except in accordance with the terms of the Plan) or conversion of a derivative security, or deposit or withdrawal from a voting trust, to the extent exempt pursuant to Rule 16a-13 of the Securities and Exchange Commission, as then in effect; or (2) an Eligible Director's rights and interests under the Plan, or with respect to any Stock Award, may be transferred pursuant to a domestic relations order to the extent exempt pursuant to Rule 16a-12 of the Securities and Exchange Commission, as then in effect; provided, further, however, an Eligible Director's rights, interests and Stock Awards under the Plan shall not otherwise be assigned or transferred in whole or in part, either directly or by operation of law or otherwise, except in the event of an Eligible Director's death, by will or the laws of descent and distribution (including, without limitation, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner), or until, with respect to any Stock Award, the applicable common stock is transferred as provided hereunder.

         B. The Plan, grant of Stock Awards and Equity Fee Elections thereunder, and the obligation of the Company to satisfy Stock Awards and Equity Fee Elections shall be subject to all applicable Federal and state laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required; and the Plan Administrator may impose any additional restrictions with respect to Stock Awards or Equity Fee Elections in order to comply with any legal requirements applicable to Stock Awards or Equity Fee Elections or to qualify for any exemption it may deem appropriate.

         C. To the extent (if any) required by applicable law, Federal, state and/or local taxes shall be withheld in connection with the grant of a Stock Award or Equity Fee Election.

         D. The expenses of the Plan shall be borne by the Company.


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         E. By accepting a Stock Award or making an Equity Fee Election under the Plan, each Eligible Director and each Legal Representative or Beneficiary shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Board.

         F. Nothing in the Plan shall confer on an Eligible Director any right to continue as a member of the Board, or in any way affect any right to terminate the Eligible Director's membership on the Board under applicable law.

         G. Participation in the Plan shall not affect an Eligible Director's eligibility to participate in any other benefit or incentive plan of the Company or Rouge Steel Company. Options under the Plan are not considered earnings for purposes of any Rouge Steel Company-sponsored savings plan, Rouge Steel Company-sponsored retirement plan, insurance or other employee benefit programs.

         H. A breach by an Eligible Director, his or her Beneficiary(ies) or Legal Representative, of any restrictions, terms or conditions provided in the Plan or otherwise established by the Plan Administrator with respect to any Stock Award or Equity Fee Election will, unless waived in whole or in part by the Plan Administrator, cause a forfeiture of such Stock Award or cause such Equity Fee Election to be void and of no effect.

         I. Except to the extent preempted by Federal law, the provisions of this Plan shall be interpreted and construed in accordance with the laws of the State of Michigan.

                  J. It is the intention that the Plan at all times fully satisfy the provisions and conditions of Rule 16b-3 applicable to a plan of this type. Accordingly, irrespective of any rights or discretionary power which an Eligible Director who is or becomes subject to the reporting requirements of
Section 16 of the Exchange Act (a "Section 16 Reporting Person") holding a pertinent Stock Award or making an Equity Fee Election otherwise would possess hereunder evidencing a Stock Award or Equity Fee Election, a Section 16 Reporting Person shall be entitled to exercise such rights and discretion only at such times and manner and under such other conditions as at the time are contemplated by the applicable provisions of Rule 16b-3 and any attempt otherwise to exercise such rights or discretion shall be void and of no effect.

Date:     May 14, 2003            ROUGE INDUSTRIES, INC.

                                  By:  /s/ William E. Hornberger
                                       -----------------------------------
                                       Name:    William E. Hornberger
                                       Title:   Senior Vice President,
                                                Corporate Relations and External
                                                Affairs